Exhibit 99.1
Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com.
Gibraltar’s Strategic Acquisition and Divestiture Improve Operating
Characteristics and Diversify Its Building Market Participation
D.S. Brown Adds Suite of Engineered Infrastructure Products for the Building Industry
Divestiture of USP Enables Capital Allocation to Businesses
With Greater Potential for Shareholder Return
Buffalo, New York, March 10, 2011 — Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for building and industrial markets, today announced that it has entered into an agreement to acquire Ohio-based D.S. Brown Company, a manufacturer of expansion joints, structural bearings and pavement sealants for bridges, highways and other infrastructure projects. Gibraltar also announced that it has sold United Steel Products Company, Inc. (USP), a supplier of structural connectors for the residential and commercial building industry, to MiTek Industries, Inc., a Berkshire Hathaway business.
“These two strategic transactions provide Gibraltar with a more diverse exposure to the building markets, a stronger revenue and profitability profile, and enhanced growth prospects going forward,” said Gibraltar Chairman and Chief Executive Officer Brian Lipke. “Divesting USP enables us to focus management’s time and allocate capital resources to businesses like D.S. Brown with strong market leadership positions and sales and profitability growth potential.”
“I extend our thanks to the employees of USP for their contributions to Gibraltar and wish them continued success as a part of MiTek, an organization with which we have had a long relationship,” said Lipke.
D.S. Brown, a 100 year old company has had outstanding success in its industry and has a five-year compound annual growth rate of 10%. The agreement to acquire D.S. Brown, which is controlled and majority owned by Altus Capital Partners, Inc., is subject to customary closing conditions, including regulatory approvals, and is expected to close in three to four weeks. Gibraltar expects the acquisition to be immediately accretive to non-GAAP earnings, excluding acquisition and other one-time costs, and to be accretive on a GAAP basis in the first 12 months of combined operations.
3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com

“The acquisition of D.S. Brown is squarely in line with our strategy to acquire businesses with a strong growth profile, provide value-added products and hold leadership positions in their markets,” continued Lipke. “D.S. Brown broadens our coverage of the building markets, while at the same time takes us farther up the value chain with a suite of engineered products. The company has earned a remarkable reputation in its industry and is the clear market leader.”
“A large number of bridges and elevated highways are reaching an end of their useful life and increased needs for transportation and rail systems indicate a significant opportunity for D. S. Brown’s infrastructure products in the coming years,” said Gibraltar President and Chief Operating Officer Henning Kornbrekke. “As the leader in this market, D.S. Brown is well positioned to continue to maintain its sales growth trajectory while generating strong margins and cash flow.”
Conference Call Details
Gibraltar has scheduled a conference call to discuss the transactions tomorrow, March 11, 2011, starting at 9:00 a.m. ET. Interested parties may access the call by dialing (866) 277-1184 domestically or (617) 597-5360 internationally and provide passcode 40727923. A webcast of the conference call will be available through the company’s website at http://www.gibraltar1.com/investors/index.cfm?page=48. A replay of the conference call and a copy of the transcript will be available on the Gibraltar Web site following the call.
About Gibraltar
Gibraltar Industries is North America’s leading ventilation products, mail storage (single and cluster), rain dispersion, bar grating, expanded metal, and metal lath manufacturer. The company serves customers in a variety of industries in all 50 states and throughout the world from 42 facilities in 20 states, Canada, England, and Germany. Comprehensive information about Gibraltar can be found on its website, at http://www.gibraltar1.com.
Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and may be subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the company’s results of operations; energy prices and usage; changing demand for the company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

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